EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES ACQUISITION OF
THE LA POSADA DE SANTA FE HOTEL

DALLAS, October 31, 2018 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the previously announced acquisition of La Posada de Santa Fe (“La Posada”) located in Santa Fe, New Mexico, for total consideration of $50 million. This acquisition is the second transaction to benefit from the Enhanced Return Funding Program (the “Program”) with Ashford Inc. (NYSE American: AINC). In connection with the acquisition of La Posada, Ashford Inc. will provide Ashford Trust with $5 million of cash via the future purchase of hotel furniture, fixtures, and equipment (“FF&E”) at Ashford Trust properties.
Santa Fe is a world class leisure market as well as New Mexico’s state capital. The city hosts numerous festivals throughout the year including: Fiestas de Santa Fe, the International Folk Art Market, the Santa Fe Wine and Chile Fiesta, and the Santa Fe Film Festival. Santa Fe is considered the third largest art market in the U.S. by sales. This 157-room hotel with 7,810 square feet of meeting space is part of Marriott’s Tribute Portfolio and is the only full service Marriott hotel in the market. The distinctively southwestern asset is within the city’s historic area and benefits from nearby art galleries, retail, restaurants, and cultural attractions. The hotel’s Spa Sage was ranked 4th in USA Today’s Best Hotel Spa rankings. This market has significant hurdles to entry, with no competitive full service hotels under construction. Remington Lodging will manage the hotel, and expects to achieve operational synergies in conjunction with existing operations in the Santa Fe market.

“We are pleased to complete the acquisition of La Posada which increases our ownership presence in the very attractive Santa Fe market,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “This is our second transaction to utilize the Enhanced Return Funding Program with Ashford Inc. which should further improve the returns to our shareholders from this deal. Going forward, we expect this funding arrangement will be a clear competitive advantage for us as we continue to look for opportunities to grow our platform and increase stockholder value.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward looking statements in this press release may include, among others, statements about the Company’s strategy and future plans. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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